Exhibit 4.7

January 17, 2018

Neothetics, Inc.

9171 Towne Centre Drive

Suite 250

San Diego, CA 92122

Dear Sir or Madam:

Reference is hereby made to the Fourth Amended and Restated Investors’ Rights Agreement dated as of September 22, 2014 by and among Neothetics, Inc., a Delaware corporation (the “Company”), John Dobak, M.D. and the investors listed on Exhibit A thereto (the “2014 Investor Agreement”).  Terms used herein but not otherwise defined herein will have the meanings ascribed to them in the 2014 Investor Agreement.

The Company has represented to the undersigned that the undersigned hold a majority of the outstanding Registrable Securities (as defined in the 2014 Investor Agreement).  Pursuant to Section 3.4 of the 2014 Investment Agreement, by their signatures below, the Company and the undersigned hereby agree to terminate the 2014 Investor Agreement as of the date written above (the “Effective Date”).

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the Effective Date.

DOMAIN PARTNERS VII, L.P..

By:_____/s/ Lisa A. Kraeutler_____

Name:   Lisa A. Kraeutler

Title:    Attorney-in-fact

DP VII ASSOCIATES, L.P.

By:_______/s/ Lisa A. Kraeutler___

Name:   Lisa A. Kraeutler

Title:    Attorney-in-fact

Acknowledged and Agreed:

NEOTHETICS, INC.

By:  ____/s/ Susan A. Knudson_______

Name: Susan A. Knudson

Title: Chief Financial Officer

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